Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of American Financial Group, Inc. for the registration of debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, preferred securities and a guarantee of preferred securities of American Financial Group, Inc., American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV and to the incorporation by reference therein of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedules of American Financial Group, Inc., American Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Cincinnati, Ohio
March 27, 2006